Exhibit 99.1

ATI Inc.	Investor Contact:	Media Contact:

Corporate Headquarters	David Weston	Natalie Gillespie

2021 McKinney Avenue, Suite 1100	412.394.2908	412.389.3124

Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com

www.ATImaterials.com

ATI Announces Pricing of Senior Notes Offering

DALLAS, TX — (PR Newswire) – June 3, 2026 — ATI Inc. (NYSE: ATI) announced today that it has priced its public offering of senior notes. ATI has agreed to sell $450 million aggregate principal amount of 5.875% Senior Notes due 2033 (the “Notes”). The Notes will pay interest semi-annually in arrears at a rate of 5.875% per year and will mature on June 15, 2033, unless earlier redeemed or repurchased.

ATI intends to use approximately $350 million of the net proceeds of the offering of the Notes to redeem all of its outstanding 5.875% Senior Notes due 2027 (the “2027 Notes”). Any net proceeds that are not used to fund this redemption will be used for general corporate purposes. This news release is not a notice of redemption with respect to the 2027 Notes.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as the joint book-running managers and co-global coordinators for the offering.

The offering of the Notes is being made pursuant to an effective shelf registration statement. The offering will be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained from Goldman Sachs & Co. LLC, Attention: Registration Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526, or by emailing registration-syndops@ny.email.gs.com or from the Securities and Exchange Commission’s website at www.sec.gov.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages; (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future; and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 28, 2025, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.

ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace & defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere.